UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Of 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 27, 2007

Central Garden & Pet Company
(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 27, 2007, Central Garden & Pet Company (the “Company”) entered into Amendment No. 5 (“Amendment No. 5”) to the Credit Agreement dated February 28, 2006 (the “Credit Agreement”) among the Company, the institutions listed on the signature pages thereto and JP Morgan Chase Bank, National Association, as the administrative agent for the other lenders. The Credit Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 2, 2006. Capitalized terms not defined herein have the same meaning as in the Credit Agreement.

Amendment No. 5, among other changes, amended:

•

Section 1.01 of the Credit Agreement to make certain changes to the Applicable Rate, including without limitation, to provide that the Applicable Rate with respect to both term loans and revolving loans increases when the Leverage Ratio exceeds 4.5 to 1.0;

•	Section 1.01 of the Credit Agreement to make certain changes to the calculation of Consolidated EBITDA;

•

Section 2.11(b)(ii) of the Credit Agreement to provide that Net Proceeds of certain issuances of equity by the Company, when used to effect certain redemptions of equity by the Company, do not trigger any mandatory prepayment of the Loans;

•

Section 6.06 of the Credit Agreement to reduce the amount of any Restricted Payments attributable to certain redemptions of equity by the Company to the extent funded by the Net Proceeds of certain issuances of equity by the Company;

•	Section 6.13 of the Credit Agreement, thereby increasing the Maximum Capital Expenditures Amount for the fiscal year of the Company ending September 30, 2007;

•	Section 6.15(a) of the Credit Agreement, thereby reducing the Minimum Interest Coverage Ratio; and

•	Section 6.15(b) of the Credit Agreement, thereby increasing the Maximum Leverage Ratio.

The foregoing description of Amendment No. 5 does not purport to be complete and is qualified in its entirety by Amendment No. 5, which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment No. 5 to Credit Agreement dated as of August 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ Stuart W. Booth
Stuart W. Booth
Executive Vice President and Chief Financial Officer

Dated: August 27, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 5 to Credit Agreement dated as of August 27, 2007.

4